Exhibit 5.(1)

11 S. Meridian Street
Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)

www.btlaw.com

Claudia V. Swhier

Partner

231-7231

claudia.swhier@btlaw.com

May 29, 2014

River Valley Bancorp
430 Clifty Drive
P.O. Box 1590
Madison, IN  47250

Ladies and Gentlemen:

We have acted as counsel for River Valley Bancorp, an Indiana corporation (the “Company”), in connection with the registration of shares of the Company’s common stock, without par value (the “Shares”), having a maximum aggregate offering price of $20 million (including the offering price of shares that the Company’s underwriter has the option to purchase to cover over-allotments, if any), pursuant to the Registration Statement on Form S-1, File No. 333-195361 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement between the Company and such underwriter (the “Underwriting Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

For purposes of this opinion letter, we have examined originals or copies, identified to our satisfaction, of the Registration Statement, the Underwriting Agreement and such other documents, corporate records, instruments and other relevant materials as we deemed advisable and have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to facts material to this opinion letter, we have relied upon certificates, statements or representations of public officials, of officers and representatives of the Company and of others, without any independent verification thereof.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of Indiana and the federal laws of the United States of America.

On the basis of and subject to the foregoing, we are of the opinion that when the Shares have been issued and delivered in accordance with the Underwriting Agreement, including payment by the underwriter of the amount specified in the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder.

Sincerely,

BARNES & THORNBURG LLP

By:	/s/ Claudia V. Swhier
Claudia V. Swhier

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